July 24, 2008

Securities and Exchange Commission
450 Fifth Street. N.W.
Washington, D.C 20549

Dear Sirs:

Re: Playbox (US) Inc.

We have read Item 4.01 of Form 8-K dated July 22, 2008 of Playbox (US) Inc. (File Ref. no.: 000-52753) and:

a)	We are in agreement with the statements made in Item 4.01(a).

b)	We have no basis to agree or disagree with the statements Item 4.01(b).

Yours truly,

“DMCL”

Dale Matheson Carr-Hilton Labonte LLP
Chartered Accountants